EXHIBIT 4.2

RESTRICTED SHARE UNIT AND RESTRICTED SHARE PLAN

FOR

DESIGNATED PARTICIPANTS

OF

AUGUSTA RESOURCE CORPORATION AND ITS AFFILIATES

Adopted with effect from June 11, 2009

ARTICLE 1

INTERPRETATION

1.	PREAMBLE AND DEFINITIONS
1.1	Title. The Plan herein described shall be called the “Restricted Share Unit and Restricted Share Plan for Designated Participants of Augusta Resource Corporation and its Affiliates”.
1.2	Purpose of the Plan.

The purposes of the Plan are to:

(a)	promote further alignment of interests between Designated Participants and the shareholders of the Corporation;
(b)	provide a compensation system for Designated Participants that is reflective of the responsibility, commitment and risk accompanying their management role over the medium term; and
(c)	allow Designated Participants to participate in the success of the Corporation over the medium term.
1.3	Definitions.

“Affiliate” means an “affiliate” as defined in Section 1.2 of National Instrument 45-106 - Prospectus and Registration Exemptions, and for purposes of Section 1.2(b) thereof, “control” shall be interpreted with reference to Section 2.23 thereof.

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, instruments, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules.

“Beneficiary” means any person designated by a Designated Participant by written instrument filed with the Board to receive any Shares or Restricted Shares issuable or amount payable on account of Restricted Share Units in the event of the Designated Participant’s death or, failing any such effective designation, the Designated Participant’s estate.

“Board” means the Board of Directors of the Corporation.

“Cause” means, unless otherwise specified by an individual employment agreement or consulting contract:

(a)

the failure of the Designated Participant to perform, in a material respect, his duties and responsibilities (including, in the case of a Consultant, those set out in a consulting contract between the Consultant and the Corporation or an Affiliate of the Corporation), or to follow, in a material respect, the lawful policies, procedures, instructions or directions of the Corporation or any applicable Affiliate of the Corporation, except as may result from the Disability of the Designated Participant, which failure is not cured by the Designated Participant within 10 days of being advised of that failure in writing by the Corporation or an Affiliate of the Corporation, as applicable;

(b)	any fraudulent or violent activity on the part of the Designated Participant;
(c)	the conviction of the Designated Participant for any crime involving fraud, misrepresentation or breach of trust;
(d)

any financial impropriety, intentional dishonesty, breach of duty of loyalty or any intentional act on the part of the Designated Participant in discharging his duties and responsibilities of employment whether or not having the effect of materially injuring the reputation, business or business relationships of the Corporation or an Affiliate of the Corporation;

(e)

in the case of a Designated Participant who is a director of the Corporation, the Designated Participant ceases to be a director of the Corporation as a result of a special resolution passed by the shareholders of the Corporation or an order of the British Columbia Securities Commission or other applicable regulatory authority; or

(f)	any other act constituting cause at common law.

“Change in Control” means the occurrence of any of the following events:

(a)

any person, alone or together with any other persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, securities (or securities convertible into, or exchangeable for, such securities) representing twenty percent (20%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Shares”) of the Corporation or any persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, such securities;

(b)	the Corporation is merged, amalgamated, consolidated or reorganized into or with another person and, as a result of such business combination,

securities representing more than twenty percent (20%) of the votes exercisable by holders of the Voting Shares of the Corporation or such person into which the Voting Shares of the Corporation is converted immediately after such transaction are held by a person alone or together with any other persons with whom it is acting jointly or in concert and such person, together with those with whom it is acting jointly or in concert, held securities representing less than twenty percent (20%) of the votes exercisable by the holders of the Voting Shares of the Corporation immediately prior to such transaction;

(c)

the capital of the Corporation is reorganized and, as a result of such reorganization, securities representing more than twenty percent (20%) of the votes exercisable by the holders of the Voting Shares of the Corporation immediately after such reorganization are held by a person alone or together with any other persons with whom it is acting jointly or in concert and such person, together with those with whom it is acting jointly or in concert, held securities representing less than twenty percent (20%) of the votes exercisable by the holders of the Voting Shares of the Corporation immediately prior to such reorganization;

(d)

the Corporation sells or otherwise transfers all or substantially all of its assets to another person and following such sale or transfer securities representing more that twenty percent (20%) of the votes exercisable by the holders of the Voting Shares of the acquiring person immediately after such transactions are held in the aggregate by a person alone or together with any other persons with whom it is acting jointly or in concert, and such person, together with those with whom it is acting jointly or in concert, held securities representing less than twenty percent (20%) of the votes exercisable by holders of the Voting Shares of the Corporation immediately prior to such transaction; or

(e)	individuals who were elected by the shareholders to constitute the Board at the beginning of any one year term cease for any reason in such year to constitute more than 50% of the Board.

“Consultant”means, for the Corporation, a person, other than an employee, senior officer or director of the Corporation, that:

(a)	is engaged to provide services to the Corporation or an Affiliate of the Corporation other than in relation to a distribution of the Corporation’s securities;
(b)	provides the services under a written contract with the Corporation or an Affiliate of the Corporation; and

(c)	in the Corporation’s reasonable opinion, spends or will spend a significant amount of time and attention on the business and affairs of the Corporation or an Affiliate of the Corporation;

and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner.

“Corporation” means Augusta Resource Corporation.

“Designated Participant” means such directors, officers, employees and Consultants of the Corporation or an Affiliate of the Corporation as the Board may designate from time to time as eligible to participate in the Plan pursuant to Section 4.1.

“Disability” means, in the case of an officer or employee of the Corporation or an Affiliate of the Corporation, the Designated Participant’s physical or mental long-term inability to substantially fulfil his duties and responsibilities on behalf of the Corporation or, if applicable, an Affiliate of the Corporation in respect of which the Designated Participant commences receiving, or is eligible to receive, long-term disability benefits under a long-term disability plan of the Corporation or an Affiliate of the Corporation. In the case of a Designated Participant who is not a member of a long-term disability plan of the Corporation or an Affiliate of the Corporation, “Disability” means a physical or mental impairment that prevents the Designated Participant from engaging in any employment for which the Designated Participant is reasonably suited by virtue of the Designated Participant’s education, training or experience and that can reasonably be expected to last for the remainder of the Designated Participant’s lifetime, as determined by the Board.

“Insider” means:

(a)

an insider (as defined in Section 1(1) of the Securities Act (British Columbia)), except that a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary or an affiliate (as defined in Sections 1(1) and 1(2), respectively, of the Securities Act (British Columbia)) of the Corporation shall not be an insider for purposes hereof, unless such director or senior officer:

(i)	in the ordinary course receives or has access to information as to material facts or material changes concerning the Corporation before the material facts or material changes are generally disclosed;
(ii)	is a director or senior officer of a major subsidiary (as defined in National Instrument 55-101 - Insider Reporting Exemptions); or
(iii)	is an insider of the Corporation in a capacity other than as a director or senior officer of the subsidiary or affiliate of the

Corporation; and

(b)	an associate (as defined in Section 1(1) of the Securities Act (British Columbia)) or affiliate of the Corporation or any person who is an insider by virtue of clause (i) above.

“Market Value” of a Vested Restricted Share Unit or a Share on any date means the volume weighted average trading price of the Shares, calculated by dividing the total value by the total volume of Shares traded on the Toronto Stock Exchange for the five trading days immediately preceding the relevant date; provided that if the Shares are suspended from trading or have not traded on the Toronto Stock Exchange, the market price will be the fair market value of the Shares as determined by the Board.

“Performance Period” means a period as specified by the Board in accordance with Section 4.2 in respect of which a Designated Participant may be or become entitled to receive any Shares issuable or amount payable on account of Restricted Share Units granted to such Designated Participant.

“Restricted Shares” means restricted Shares granted to a Designated Participant subject to the terms of this Plan.

“Restricted Period” means the period as specified by the Board in accordance with section 4.2 in respect of which Restricted Shares granted to a Designated Participant may become Shares and not subject to any restrictions under the Plan.

“Restricted Share Unit Account” has the meaning ascribed thereto in Section 10.1.

“Restricted Share Units” means a bookkeeping entry, denominated in Shares, credited to the Restricted Share Unit Account of a Designated Participant in accordance with the provisions hereof.

“Plan” means this Restricted Share Unitand Restricted Share Plan for Designated Participants of Augusta Resource Corporation and its Affiliates, including any schedules or appendices hereto, all as amended or amended and restated from time to time.

“Retirement” means, in the case of an officer or employee of the Corporation or an Affiliate of the Corporation, the retirement of the Designated Participant from employment with the Corporation or an Affiliate of the Corporation as applicable on or after age 65, and “retires” shall have a corresponding meaning. The determination of whether a Designated Participant has retired shall be at the sole discretion of the Board.

“Share” means a common share of the Corporation as constituted on the date hereof and includes any rights attached thereto which trade therewith.

“Stock Exchange” means the Toronto Stock Exchange, or such other stock exchange where the majority of trading volume and value of the Shares occurs.

“Stock Exchange Rules” means the applicable rules of the Stock Exchange.

“Target Milestone” has the meaning ascribed thereto in Section 4.3.

“Termination Date” means:

(a)	in the case of the death of a Designated Participant, the date of death;
(b)

in the case of the Retirement of a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation, the date on which the Designated Participant retires in accordance with the normal retirement policies of the Corporation or an Affiliate of the Corporation;

(c)	in the case of the Disability of a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation, the date on which:
(i)	the Designated Participant commences receiving, or is eligible to receive, long-term disability benefits under a long-term disability plan of the Corporation or an Affiliate of the Corporation; or
(ii)

if a Designated Participant is not a member of a long-term disability plan of the Corporation or an Affiliate of the Corporation, the date that the Designated Participant has suffered a physical or mental impairment that prevents the Designated Participant from engaging in any employment for which the Designated Participant is reasonably suited by virtue of the Designated Participant’s education, training or experience and that is reasonably expected to last for the remainder of the Designated Participant’s lifetime, as determined by the Board; and

(d)	in the case of a Designated Participant being terminated without Cause, the date that is the later of:
(i)	the date of termination; and
(ii)	the date on which any notice or otherwise binding severance period expires (or, in the case of a Consultant, the date on which any agreed or otherwise binding notice of termination period expires);
(e)

in the case of a Designated Participant that is a director of the Corporation or an Affiliate of the Corporation, the date that is the earliest date on which both of the following conditions are satisfied:

(i)	the date on which the Designated Participant ceases to be a member of the Board for any reason whatsoever, including resignation, disability, death, retirement or loss of office as a director; and

(ii)	the date on which the Designated Participant is neither an employee nor a member of the Board of the Corporation or any Affiliate of the Corporation;
(f)	in the case of a permitted assign of a Designated Participant, the Termination Date of the related Designated Participant;

provided that if any date determined in accordance with the foregoing provisions is not a Trading Day, the Termination Date shall be the Trading Day immediately preceding the date determined in accordance with the above provisions.

“Trading Day” means any date on which the Stock Exchange is open for the trading of Shares and on which at least a board lot of Shares actually traded.

“Vested Restricted Share Units” has the meaning ascribed thereto in Section 11.1.

“Vested Restricted Shares” has the meaning ascribed thereto in Section 14.1.

2.	CONSTRUCTION AND INTERPRETATION
2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.
2.2

Severability. If any provision of the Plan or part hereof is determined to be void or unenforceable all or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.3

Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

2.4

References to Statutes, Etc. Any reference to a statute, regulation, rule, instrument, or policy statement shall refer to such statute, regulation, rule, instrument, or policy statement as the same may be amended, replaced or re-enacted from time to time.

2.5

Currency. Except where expressly provided otherwise, all references in the Plan to currency refer to lawful Canadian currency, except that cash payments to Designated Participants who are residents of the United States at the time of payment shall be converted into and paid in U.S. currency at the exchange rate available to the Corporation at the time of conversion.

3.	EFFECTIVE DATE
3.1	Effective Date. The Corporation is establishing the Plan, effective on June 11, 2009.

ARTICLE 2

GENERAL

4.	TERMS OF GRANTS
4.1

Grant of Restricted Share Units and Restricted Shares. The Board may make grants of Restricted Share Units or Restricted Shares to Designated Participants in such number as may be specified by the Board with effect from such date(s) as the Board may specify.

4.2

Performance Periods and Restricted Periods. The Board will, in its sole discretion, determine the Performance Period or Restricted Period applicable to each grant of Restricted Share Units or Restricted Shares, as applicable, under Section 4.1.

4.3

Determination of Target Milestones. The Board shall cause the Designated Participant’s Target Milestones to be determined for each Performance Period or Restricted Period at or prior to the time of granting Restricted Share Units or Restricted Shares, as applicable, to a Designated Participant for that Performance Period or Restricted Period. Target Milestones may be based on performance criteria, the passage of time or both.

4.4	Limitations on Grants. Notwithstanding any other provision of the Plan:
(a)

the aggregate number of Shares which may be issued upon the redemption of Restricted Share Units granted under this Plan and the number of Restricted Shares subject to a Restricted Period issued under this Plan, shall not at any time, when taken together with any Shares issuable under any other of the Corporation’s security based compensation arrangements then either in effect or proposed, exceed 10% of the issued and outstanding Shares from time to time;

(b)

the maximum number of Shares issuable to Insiders of the Corporation, at any time, under all security based compensation arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Shares; and

(c)

the maximum number of Shares issued to Insiders of the Corporation, within any 12 month period, under all security based compensation arrangements of the Corporation, shall not exceed 10% of issued and outstanding Shares.

For the purposes of this Section 4.4, the number of issued and outstanding Shares shall be determined on a non-diluted basis and, for the purposes of clause (c) of this Section 4.4, the number of issued and outstanding Shares shall exclude Shares issued pursuant to security based compensation arrangements during the preceding 12 month period. In addition, for purposes of clauses (b) and (c) of this Section 4.4, securities granted prior to the Designated Participant becoming an Insider shall be excluded.

If any Restricted Share Unit or Restricted Share granted hereunder shall be cancelled for any reason without having been redeemed in full or without the Restricted Period expiring, as applicable, the Shares reserved for issuance or subject to such Restricted Period shall again be available for the purposes of the Plan.

4.5

Notification and Acknowledgement. A Designated Participant shall complete and deliver to the Corporation a Restricted Share Unit Acknowledgement, in the form attached as Schedule A hereto, for a grant of Restricted Share Units, or a Restricted Share Grant Letter in the form attached as Schedule B hereto, for a grant of Restricted Shares, each within 90 days of the date the Designated Participant receives advice of the grant of Restricted Share Units or Restricted Shares, as applicable. If the applicable acknowledgement is not delivered within this time, the Board reserves the right to revoke the grant of the Restricted Share Units or Restricted Shares, as applicable.

5.	ADJUSTMENTS
5.1

Adjustments. In the event of any stock dividend, stock split, combination, exchange of shares, consolidation, spin-off or other capital reorganization or distribution (other than normal cash dividends) of corporate assets to shareholders, or any other similar changes affecting the Shares, such proportionate adjustments to reflect such change or changes shall be made with respect to the number of Restricted Share Units outstanding and Restricted Shares issued under the Plan , all as determined by the Board in its sole discretion.

5.2

Change in Control. Subject to Stock Exchange and any other regulatory approvals (if required), and notwithstanding any other provision of this Plan, if a Designated Participant’s employment is terminated by the Corporation for any reason whatsoever (other than for Cause) within 6 months following a Change in Control, then, notwithstanding the achievement or non-achievement of the Target Milestones set forth in a Restricted Share Unit Acknowledgement or Restricted Share Grant Letter, all of the Restricted Share Units or Restricted Shares held by such Designated Participant shall be deemed hereunder to have been vested on the Termination Date, all such vested Restricted Share Units shall be redeemable on the Termination Date and all such vested Restricted Shares shall be unrestricted and no longer subject to the terms of the Plan, and, subject to Applicable Law, shall be freely transferable by the Designated Participant on the Termination Date.

6.	AMENDMENT OR TERMINATION
6.1

Amendment. The Board may, subject where required to Stock Exchange or regulatory approval where required, amend the Plan or any outstanding Restricted Share Unit or Restricted Share at any time without shareholder approval. Including in the following circumstances, provided that, in the case of any outstanding Restricted Share Unit or Restricted Share, no such amendment or revision may, without the consent of the Designated Participant, materially decrease the rights or benefits accruing to such Designated Participant or materially increase the obligations of such Designated Participant:

(a)	amendments of a “housekeeping” nature including, but not limited to, of a clerical, grammatical or typographical nature;
(b)

to correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(c)	in the case of any granted Restricted Share Unit or Restricted Share, amend, including the acceleration of, the vesting provisions, the Target Milestones, the Performance Period or Restricted Period;
(d)	in the case of any granted Restricted Share Unit or Restricted Share, substitute another award for the same or different type or make such adjustments contemplated in Section 5.1 of the Plan;
(e)	amend the eligibility requirements of Designated Participants which would have the potential of broadening or increasing Insider participation; and
(f)	amendments to reflect any changes in requirements of any regulatory authority or Stock Exchange to which the Corporation is subject.
6.2

The Board may, subject where required to regulatory authority and/or Stock Exchange approval, from time to time, suspend or terminate the Plan in whole or in part. No action by the Board to terminate the Plan pursuant to this Section 6 shall affect any Restricted Share Units or Restricted Shares granted hereunder which became effective pursuant to the Plan prior to such action.

6.3

Notwithstanding any provision contained in the Plan, effective June 11, 2009, the Plan must be reconfirmed, every three years, by a resolution passed by a majority of the votes cast by Shareholders at a meeting of Shareholders and if the Plan is not reconfirmed by the Shareholders as required by this provision, no further grants of Restricted Share Units or Restricted Shares may be made under the Plan.

6.4

Notwithstanding Section 6.1, no amendments to the Plan to increase the number of Shares reserved for issuance under the Plan shall be made without obtaining approval of the shareholders in accordance with the requirements of the Stock Exchange.

6.5

Notwithstanding Section 6.1, no amendments to granted Restricted Share Units to extend the Performance Period beyond the original expiration date for the benefit of Insiders, other than in accordance with Section 7.3 hereof, shall be made without obtaining approval of the shareholders in accordance with the requirements of the Stock Exchange; and no action shall be taken with respect to granted Restricted Share Units or Restricted Shares without the consent of the Designated Participant, unless the Board determines that such action does not materially alter or impair such Restricted Share Unit or Restricted Share.

6.6

No amendment, suspension or discontinuance of the Plan or of any granted Restricted Share Unit or Restricted Share may contravene the requirements of the Stock Exchange or any securities commission or regulatory body to which the Plan or the Corporation is now or may hereafter be subject to. Termination of the Plan shall not affect the ability of the Board to exercise the powers granted to it hereunder with respect to Restricted Share Units and Restricted Shares granted under the Plan prior to the date of such termination.

7.	ASSIGNMENT
7.1

Assignability. The Plan shall enure to the benefit of and be binding upon the Corporation and its Affiliates and their respective successors and assigns. Except as provided in Section 7.2, the interest of any Designated Participant under the Plan or in any Restricted Share Units or Restricted Shares shall not be assignable, transferable or negotiable (whether by operation of law or otherwise) and may not be assigned or transferred other than by will or the laws relating to intestacy.

7.2	Idem. Notwithstanding Section 7.1, a Designated Participant may, subject to the approval of the Board, transfer a Restricted Share Unit or Restricted Share to any of the following permitted assigns:
(a)	a trustee, custodian or administrator acting on behalf of or for the benefit of the Designated Participant;
(b)	a personal holding corporation, partnership, trust or other entity controlled by the Designated Participant; or

(c)	a registered retirement income fund or a registered retirement savings plan (as each such term is defined in the Income Tax Act (Canada)) of the Designated Participant.

7.3

Trading Black-Out Periods. If a Restricted Share Unit expires or is redeemed during or within five business days after a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of the Plan, the Restricted Share Unit shall expire or be redeemed 10 business days after the trading black-out period is lifted by the Corporation.

ARTICLE 3

TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS

8.	TERMS OF GRANT
8.1

Performance Period. Unless otherwise specified by the Board to be a shorter period, the Performance Period applicable to a grant of Restricted Share Units will commence on the January 1 coincident with or immediately preceding the grant and end on December 31 of the third year following the calendar year in which such Restricted Share Units were granted.

8.2	No Certificates. No certificates shall be issued with respect to Restricted Share Units.
8.3

No Rights as Shareholders. Restricted Share Units are not Shares and the grant of Restricted Share Units will not entitle a Designated Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

9.	RESERVATION OF SHARES
9.1

Sufficient Authorized Shares to be Reserved. The Board shall reserve a sufficient number of Shares to satisfy the redemption of Restricted Share Units granted under the Plan. Shares that are the subject of Restricted Share Units that have failed to vest or are redeemed for cash shall thereupon no longer be in reserve and may once again be subject to Restricted Share Units granted under the Plan.

10.	ACCOUNTS AND DIVIDEND EQUIVALENTS
10.1

Restricted Share Unit Account. An account, to be known as a “Restricted Share Unit Account”, shall be maintained by the Corporation for each Designated Participant and shall be credited with such notional grants of Restricted Share Units as are received by a Designated Participant. The Designated Participant’s Restricted Share Unit Account shall indicate the number of Restricted Share Units which have been credited to such account from time to time.

10.2

Dividend Equivalent Restricted Share Units. Whenever cash dividends are paid on the Shares, additional Restricted Share Units will be credited to the Designated Participant’s Restricted Share Unit Account in accordance with this Section 10.2. The number of such additional Restricted Share Units will be calculated by dividing the cash dividends that would have been paid to such Designated Participant if the Restricted Share Units recorded in the Designated Participant’s Restricted Share Unit Account as at the record date for the dividend had been Shares by the Market Value on the Trading Day immediately preceding the date on which the Shares began to trade on an ex-dividend basis, rounded down to the next whole number of Restricted Share Units. No fractional Restricted Share Units will thereby be created.

10.3

Cancellation of Restricted Share Units that Fail to Vest or Are Redeemed. Restricted Share Units that fail to vest in a Designated Participant in accordance with the Plan, or that are redeemed in accordance with the Plan, shall be cancelled and shall cease to be recorded in the Designated Participant’s Restricted Share Unit Account as of the date on which such Restricted Share Units fail to vest or are redeemed, as the case may be, and the Designated Participant will have no further right, title or interest in such Restricted Share Units.

11.	VESTING OF RESTRICTED SHARE UNITS
11.1

Vesting. Restricted Share Units granted to a Designated Participant under Section 4.1 in respect of a Performance Period, and dividend equivalent Restricted Share Units granted to the Designated Participant in respect of such Restricted Share Units under Section 10.2, shall vest in accordance with this Section 11. Except where the context requires otherwise, each Restricted Share Unit which is vested pursuant to this Section 11 shall be referred to herein as a “Vested Restricted Share Unit”.

11.2

Vesting of Restricted Share Units Based on Designated Participant’s Target Milestones. Unless otherwise specified by the Board,[1] subject to the remaining provisions of this Section 11, Restricted Share Units granted to a Designated Participant in respect of a Performance Period under Section 4.1, and dividend equivalent Restricted Share Units granted to the Designated Participant in respect of such Restricted Share Units under Section 10.2, shall vest based upon the Designated Participant’s performance toward Target Milestones for that Performance Period (as determined by the Board acting reasonably), in accordance with the vesting schedule established by the Board at the time of the grant and as set out in the Restricted Share Unit Acknowledgement.

11.3

Vesting on Death, Retirement, Disability or Termination without Cause. Unless otherwise determined by the Board, and subject to Section 11.4, if a Designated Participant dies during a Performance Period, or if a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation retires or suffers a Disability during a Performance Period, or if a Designated Participant is terminated without Cause during a Performance Period (or, in the case of a Consultant, if the consulting contract between the Corporation or an Affiliate of the Corporation and the Designated Participant is terminated by the Corporation or its Affiliate without Cause and not in accordance with the terms thereof), or if a Designated Participant who is a director of the Corporation or an Affiliate of the Corporation who ceases to be a director and is not or is no

_________________________

[1]

If no vesting period is specified (e.g., if incentive stock grants are rolled into the Plan and become immediately exercisable) redemption of Restricted Share Units must be made as soon as practicable after the grants become exercisable.

longer an employee of the Corporation or an Affiliate of the Corporation, and theDesignated Participant’s Target Milestones for that Performance Period have not been met, the following provisions shall apply to the Restricted Share Units granted to a Designated Participant under Section 4.1, and the dividend equivalent Restricted Share Units granted to the Designated Participant in respect of such Restricted Share Units under Section 10.2:

(a)

where the Designated Participant’s performance toward such Target Milestones can be objectively measured, the vesting of such Restricted Share Units shall be in accordance with the proportional achievement of the Target Milestone as determined by the Board, acting reasonably; and

(b)

where the Designated Participant’s performance toward such Target Milestones cannot be objectively measured but the Board considers that it can nevertheless measure such performance, the provisions of (a) above shall apply, mutatis mutandis, in respect of such performance so measured.

11.4

Employment or Consulting Contracts. Notwithstanding any other provision of the Plan, Restricted Share Units shall vest in accordance with the terms and conditions of any employment or consulting contract between the Corporation or an Affiliate of the Corporation and the Designated Participant.

12.	REDEMPTION OF RESTRICTED SHARE UNITS
12.1

Designated Participant Continuing in Employment or Under Contract. Subject to the remaining provisions of this Section 12, each Designated Participant who continues as a director or officer of or in employment by or under contract with the Corporation or an Affiliate of the Corporation shall have the right to receive, and shall receive, with respect to all Restricted Share Units that are Vested Restricted Share Units as at the last day of the Performance Period as provided herein (or such earlier date in the case of Vested Restricted Share Units that are redeemable immediately upon the achievement of Target Milestones) at the election of the Board in its sole discretion:

(a)	a cash payment equal to the Market Value of such Vested Restricted Share Units as of the date of redemption;
(b)	such number of treasury Shares duly issued by the Corporation as are equal to the number of such Vested Restricted Share Units; or
(c)

any combination of the foregoing, such that the cash payment, plus such number of treasury Shares duly issued by the Corporation, have a value equal to the Market Value of such Vested Restricted Share Units as of the date of redemption;

in each case at the end of the Performance Period, or such earlier date in the case of Vested Restricted Share Units that are redeemable immediately upon the achievement of Target Milestones.

12.2

Redemption on Death, Retirement, Disability or Termination without Cause. Unless otherwise determined by the Board, if a Designated Participant dies during a Performance Period, or if a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation retires or suffers a Disability during a Performance Period, or if a Designated Participant is terminated without Cause during a Performance Period (or, in the case of a Consultant, if the consulting contract between the Corporation or an Affiliate of the Corporation and the Designated Participant is terminated by the Corporation or its Affiliate without Cause and not in accordance with the terms thereof), or if a Designated Participant who is a director of the Corporation or an Affiliate of the Corporation who ceases to be a director and is not or is no longer an employee of the Corporation or an Affiliate of the Corporation, and the Designated Participant’s Target Milestones for that Performance Period have not been met, the Designated Participant or his Beneficiary, if applicable, shall have the right to receive, and shall receive, with respect to all Restricted Share Units that are Vested Restricted Share Units as determined in accordance with Section 11.3(a) or 11.3(b), mutatis mutandis, as at the Termination Date, at the election of the Board in its sole discretion:

(a)	a cash payment equal to the Market Value of such Vested Restricted Share Units as of the date of redemption;
(b)	such number of treasury Shares duly issued by the Corporation as are equal to the number of such Vested Restricted Share Units; or
(c)

any combination of the foregoing, such that the cash payment, plus such number of treasury Shares duly issued by the Corporation, have a value equal to the Market Value of such Vested Restricted Share Units as of the date of redemption;

in each case as soon as practicable following the Termination Date.

12.3

Termination for Cause and Voluntary Termination During Performance Period. Unless otherwise determined by the Board, if the employment of a Designated Participant is terminated for Cause, or if the Designated Participant terminates his employment with the Corporation or an Affiliate of the Corporation for any reason other than the circumstances specified in Section 12.2, the Designated Participant shall not be entitled to be issued any cash or treasury Shares on account of Restricted Share Units relating to the Performance Period(s) in which the Designated Participant’s employment terminates and any such Restricted Share Units recorded in the Designated Participant’s Restricted Share Unit Account shall be cancelled.

ARTICLE 4

TERMS AND CONDITIONS OF RESTRICTED SHARES

13.	TERMS OF GRANT
13.1

Rights as Shareholder. Designated Participants who are granted Restricted Shares shall have, in respect of such Restricted Shares, all rights as a shareholder of the Corporation, including, without limitation, voting rights, dividend entitlement in respect of the Restricted Shares and rights on liquidation, and for all purposes will be treated as shareholders of the Corporation, but for the fact that the Restricted Shares may be cancelled or terminated in certain circumstances and may not be transferred by the Designated Participant, prior to the expiry of the Restricted Period.

13.2

Restricted Period. Unless otherwise specified by the Board to be a shorter period, the Restricted Period in respect of any Restricted Share shall commence on the date of the grant of such Restricted Share and shall continue until the third anniversary of such date.

13.3

Cancellation of Restricted Shares that Fail to Vest. Restricted Shares that fail to vest in a Designated Participant in accordance with the Plan shall be cancelled as of the date on which such Restricted Shares fail to vest and the Designated Participant will have no further right, title or interest in such Restricted Shares.

14.	VESTING OF RESTRICTED SHARES
14.1

Vesting. Restricted Shares granted to a Designated Participant under Section 4.1 in respect of a Restricted Period shall vest in accordance with this Section 14. Except where the context requires otherwise, each Restricted Share which is vested pursuant to this Section 14 shall be referred to herein as a “Vested Restricted Share”. All Vested Restricted Shares shall be unrestricted and no longer subject to the terms of the Plan, and, subject to Applicable Law, shall be freely transferable by the Designated Participant.

14.2

Vesting of Restricted Shares Based on Designated Participant’s Target Milestones. Unless otherwise specified by the Board, subject to the remaining provisions of this Section 14, Restricted Shares granted to a Designated Participant in respect of a Restricted Period under Section 4.1, shall vest based upon the Designated Participant’s performance toward Target Milestones for that Restricted Period (as determined by the Board acting reasonably), in accordance with the vesting schedule established by the Board at the time of the grant and as set out in the Restricted Share Grant Letter.

14.3

Vesting on Death, Retirement, Disability or Termination without Cause. Unless otherwise determined by the Board, and subject to Section 14.4, if a Designated Participant dies during a Restricted Period, or if a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation retires or suffers a Disability during a Restricted Period, or if a

Designated Participant is terminated without Cause during a Restricted Period (or, in the case of a Consultant, if the consulting contract between the Corporation or an Affiliate of the Corporation and the Designated Participant is terminated by the Corporation or its Affiliate without Cause and not in accordance with the terms thereof), or if a Designated Participant who is a director of the Corporation or an Affiliate of the Corporation who ceases to be a director and is not or is no longer an employee of the Corporation or an Affiliate of the Corporation, and the Designated Participant’s Target Milestones for that Restricted Period have not been met, the following provisions shall apply to the Restricted Shares granted to a Designated Participant under Section 4.1:

(a)

where the Designated Participant’s performance toward such Target Milestones can be objectively measured, the vesting of such Restricted Shares shall be in accordance with the proportional achievement of the Target Milestone as determined by the Board, acting reasonably; and

(b)

where the Designated Participant’s performance toward such Target Milestones cannot be objectively measured but the Board considers that it can nevertheless measure such performance, the provisions of (a) above shall apply, mutatis mutandis, in respect of such performance so measured.

14.4

Employment or Consulting Contracts. Notwithstanding any other provision of the Plan, Restricted Shares shall vest in accordance with the terms and conditions of any employment or consulting contract between the Corporation or an Affiliate of the Corporation and the Designated Participant.

15.	CANCELLATION OF RESTRICTED SHARES
15.1

Cancellation on Death, Retirement, Disability or Termination without Cause. Unless otherwise determined by the Board, if a Designated Participant dies during a Restricted Period, or if a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation retires or suffers a Disability during a Restricted Period, or if a Designated Participant is terminated without Cause during a Restricted Period (or, in the case of a Consultant, if the consulting contract between the Corporation or an Affiliate of the Corporation and the Designated Participant is terminated by the Corporation or its Affiliate without Cause and not in accordance with the terms thereof), or if a Designated Participant who is a director of the Corporation or an Affiliate of the Corporation who ceases to be a director and is not or is no longer an employee of the Corporation or an Affiliate of the Corporation, and the Designated Participant’s Target Milestones for that Restricted Period have not been met, the Designated Participant or his Beneficiary, if applicable, shall have the right to retain, and shall retain, the Vested Restricted Shares, as determined in accordance with Section 14.3(a) or 14.3(b), mutatis mutandis, as at the Termination Date, at the election of the Board in its sole discretion, and all remaining Restricted Shares shall be cancelled.

15.2

Termination for Cause and Voluntary Termination During Performance Period. Unless otherwise determined by the Board, if the employment of a Designated Participant is terminated for Cause, or if the Designated Participant terminates his employment with the Corporation or an Affiliate of the Corporation for any reason other than the circumstances specified in Section 15.1, the Designated Participant shall not be entitled to retain any Shares on account of Restricted Shares relating to the Restricted Period(s) in which the Designated Participant’s employment terminates and any such Restricted Shares shall be cancelled.

ARTICLE 5

ADMINISTRATION

16.	ADMINISTRATION
16.1	Board. Unless otherwise determined by the Board, the Plan shall be administered by the Board.
16.2

Compliance with Laws and Policies. Each Designated Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Designated Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Designated Participant in connection with the Plan. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules.

16.3

No Distribution. Where necessary to effect exemptions from registration and prospectus requirements or registration of the Restricted Shares under securities laws applicable to the securities of the Corporation, a Designated Participant shall be required, upon receipt of any Restricted Shares pursuant to the Plan, to hold the Restricted Shares with investment intent (i.e. for investment purposes) and not with a view to their distribution, and to present to the Corporation an undertaking to that effect in a form acceptable to the Corporation. The Board may take such other action or require such other action or agreement by such Designated Participant as may from time to time be necessary to comply with applicable securities laws. This provision shall in no way obligate the Corporation to undertake the filing of a prospectus or other similar document or registration of the Restricted Shares under any securities laws applicable to the securities of the Corporation.

16.4	Delegation. The Board may delegate to any director, officer or employee of the Corporation such duties and powers relating to the Plan as it may see fit.
16.5	Subject to Law. The Corporation’s issuance of any Restricted Share Units or Restricted Shares or its obligation to issue Shares or to make any payment under the terms of the Plan is subject to compliance with Applicable Laws. As a condition of participating in the Plan, each Designated Participant agrees to comply with all such Applicable Laws and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law. Issuance, transfer or delivery of certificates of Restricted Share Units, Restricted Shares or Shares or payment of any amount payable pursuant to the Plan may be delayed, at the discretion of the Board, until the Board is satisfied that the applicable requirements of securities and income tax laws have been met.

16.6

Withholding. The Board may take all such measures as it deems appropriate to ensure that the Corporation’s obligations under the withholding provisions under income tax laws applicable to the Corporation and the Designated Participants and other provisions of applicable laws are satisfied with respect to the grant of the Restricted Share Units or Restricted Shares under the Plan, including without limiting the generality of the forgoing, the withholding of all or any portion of any payment or the withholding of the grant of Restricted Share Units, Restricted Shares or Shares or payment of any amount payable, until such time as the Designated Participant has paid the Corporation or any Affiliate of the Corporation for any amount which the Corporation or the Affiliate of the Corporation is required to withhold with respect to such taxes.

16.7

No Employment or Additional Rights. Nothing herein contained shall be deemed to give any person the right to be retained as a director, officer, employee or Consultant of the Corporation or of an Affiliate of the Corporation. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan. Neither designation of an employee as a Designated Participant nor the grant of any Restricted Share Units to any Designated Participant entitles any Designated Participant to the grant, or any additional grant, as the case may be, of any Restricted Share Units under the Plan.

16.8	Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan.
16.9

No Obligation to Fund or Secure. Unless otherwise determined by the Board, the Plan, including any right or entitlement of a Designated Participant hereunder, shall remain an unfunded and unsecured obligation of the Corporation and any applicable Affiliates of the Corporation.

16.10

Legality of Delivery. No Share shall be delivered under the Plan unless and until the Board has determined that all provisions of Applicable Law have been satisfied. The Board may require, as a condition of the issuance and delivery of Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, as the Board in its sole discretion deems necessary or desirable.

16.11	Certificates. The delivery of treasury Shares under the Plan shall be effected on a non-certificated basis, to the extent not prohibited by Applicable Law.
16.12

No Fractional Shares. The Corporation shall not be required to issue fractional Shares on account of the redemption of Restricted Share Units. If any fractional interest in a Share would, except for this provision, be deliverable on account of the redemption of Restricted Share Units, the Corporation shall, in lieu of delivering any certificate of such fractional interest, satisfy such fractional interest by paying to the Designated Participant or his Beneficiary, if applicable, a cash amount equal to the fraction of the Share corresponding to such fractional interest multiplied by the Market Value of such Share.

16.13	No Interest. For greater certainty, no interest shall accrue to, or be credited to, the Designated Participant on any amount payable under the Plan.
16.14

Rules for Administration and Interpretation. The Board may enact rules and regulations relating to the administration and interpretation of the Plan and may amend such rules and regulations from time to time. The Board shall have the authority to decide conclusively all matters relating to the administration, application and interpretation of the Plan.

Schedule A

Restricted Share Unit Acknowledgement

Note: All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

The undersigned acknowledges having received a copy of the Restricted Share Unit and Restricted Share Plan for Designated Participants of Augusta Resource Corporation (the “Corporation”) and its Affiliates dated June 11, 2009 (as amended or amended and restated from time to time, the “Plan”) and that the terms therein govern the grant hereunder.

Date of Grant: <*>

Number of Restricted Share Units: <*>

Target Milestones and Vesting Schedule:

<*>

The achievement of the milestones shall be determined by the Board in its sole discretion.

Performance Period:[1]

Withholding Taxes:    The undersigned acknowledges that the Corporation or Affiliate of the Corporation that employs2 the undersigned may be required to withhold from the undersigned’s cash compensation and remit to the Canada Revenue Agency or the tax agency of the country in which the Designated Participant resides income taxes and other required source deductions in respect of the redemption of Vested Restricted Share Units of the Designated Participant provided for in Section 12 of the Plan.

_________________________

[1]	See Section 8.1.
[2]	Delete if not applicable (for example, if the Designated Employee is a Consultant).

Compliance with Laws and Policies: The undersigned acknowledges and agrees that the undersigned will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the undersigned in connection with the Plan. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules.

DATED this ___ day of ________________, 20___.

AUGUSTA RESOURCE CORPORATION
Per:
Name:
Title:
I have authority to bind the Corporation

) ) ) )
Witness	) )	<*>

Schedule B

Form of Restricted Share Grant Letter

<INSERT DATE>

[INSERT NAME AND ADDRESS

OF DESIGNATED PARTICIPANT]

Dear Sir/Madame:

Re:

Restricted Share Grant Letter issued in respect of the grant of Restricted Shares pursuant to the Restricted Share Unit and Restricted Share Plan for Designated Participants of Augusta Resource Corporation (the “Corporation”) and its Affiliates (the “Plan”) dated effective June 11, 2009

Capitalized terms not otherwise defined herein have the meaning set out in the Plan.

You are invited to participate in the Plan, pursuant to the terms and conditions of the Plan and the terms set out in this document. If you wish to apply to take up the grant of Restricted Shares under this invitation, please execute the duplicate copy of this letter and return it to __________________. By executing the duplicate copy of this letter and returning the same to the Corporation by _____________, 20___ you acknowledge that:

1.	you have read and understand the attached copy of the Plan;

2.         you agree to be bound by the terms and conditions of the Plan (which may be varied from time to time pursuant to the terms of the Plan) and the Corporation’s constitution in respect of the grant of the Restricted Shares;

3.         the grant of Restricted Shares does not affect the terms and conditions of your employment with the Corporation; and

4.         the grant of Restricted Shares does not automatically entitle you to participate in future grants under the Plan.

Upon the Corporation accepting your application, the following will apply in relation to the grant:

Number of Restricted Shares:	________________________________________
Award Date:	________________________________________
Restricted Period:	________________________________________

on the terms and conditions set out in, and in accordance with the Plan.

In relation to the grant of Restricted Shares under the Plan, the Corporation wishes to advise you of the following:

1.

Any advice given to you in connection with the grant of Restricted Shares under the Plan is general advice only and should not be relied upon. You are advised to obtain financial advice from an independent person in respect of the grant of Restricted Shares under the Plan.

2.	The Restricted Shares will be issued to you at Nil consideration. On _____________ 20___, the closing price for the common shares of the Corporation on the NYSE Amex (“Amex”) was CDN$_____.
3.

The Corporation undertakes that on your request during the Restricted Period the Corporation will provide you with the closing price as at any date requested for the common shares of the Corporation on the Amex.

4.

Transfer Restrictions. Except as permitted under Section 7.2 of the Plan, the Restricted Shares are not assignable, transferable or negotiable (whether by operation of law or otherwise) and may not be assigned or transferred other than by will or the laws of intestacy. If and to the extent Restricted Shares are intended to be transferred to any permitted assignee pursuant to Section 7.2 of the Plan,as a condition precedent to the validity of such transfer, each permitted assignee must acknowledge in writing to the Corporation that such permitted assignee is bound by the provisions of this Grant Letter and Agreementand the Plan, that the Restricted Shares are not assignable, transferable or negotiable, and that the Restricted Shares are subject to forfeiture pursuant to the conditions of the Plan. Any stock certificate representing the Restricted Shares shall be endorsed with one or more restrictive legends stating that the Restricted Shares are nontransferable and subject to forfeiture. [NTD: The above restrictions are included for U.S. federal income tax purposes. There likely will be an additional restrictive legend required for U.S. securities laws purposes, and the content of such legend will depend on whether the shares will be registered on Form S-8. Ken Sam to follow up.]

5.

The Corporation shall cause the Restricted Shares to be issued in your name, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Shares, which certificate or certificates shall be held by the Secretary of the Corporation or the stock transfer agent or brokerage service selected by the Secretary of the Corporation to provide such services for the Plan. The Restricted Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is used, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Restricted Shares. You hereby agree to the retention by the Corporation of the Shares and, if a stock certificate is used, you agree to execute and deliver to the Corporation a black stock power with respect to the Restricted Shares as a condition to the receipt of this award of Restricted Shares. After any Restricted Shares vest pursuant to Section 14 of the Plan, and following payment of the applicable withholding taxes pursuant to Section 16.6 of the Plan, the Corporation shall promptly cause to be issued a certificate or certificates, registered in your name or in the name of your legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Shares (less any shares withheld to pay withholding taxes) and shall cause such certificate or certificates to be delivered to you or your legal representatives, beneficiaries or heirs, as the case may be, free of the legend or the stop-transfer order referenced above. The value of any fractional Shares shall be paid in cash at the time certificates evidencing the Shares are delivered to you.

6.

Withholding. In order to comply with all applicable federal or state income and payroll tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you. Such action may include withholding all or any portion of any payment due from the Corporation to you (whether pursuant to the Plan or otherwise), or the withholding of Shares otherwise to be delivered to you.

7.

Special Tax Election. Under Internal Revenue Code Section 83, the excess of the fair market value of the Restricted Shares on the date any forfeiture restrictions applicable to such shares lapse over the amount you paid for those Shares (if any) will be reportable as ordinary income on the date the forfeiture restrictions lapse. You may elect under Code Section 83(b) to be taxed at the time of the grant of the Restricted Shares, rather than when the Restricted Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty days after the date of this Agreement. You should consult with you tax advisor to determine the tax consequences of acquiring the Restricted Shares and the advantages and disadvantages of filing the Code Section 83(b) election. The form for making this election is attached as Exhibit Ahereto. You understand that failure to make this filing within the applicable thirty-day period will result in the recognition of ordinary income at the time the forfeiture restrictions lapse. You acknowledge that it is you sole responsibility, and not the Corporation’s responsibility, to file a timely election under Code Section 83(b), even if you request the Corporation or its representatives to make this filing on your behalf.

By executing the duplicate copy of this letter and returning the same to the Corporation you consent to the Corporation (and any third party engaged by the Corporation to administer the Plan) collecting, holding and using the personal information provided by you in relation to participation in the Plan and carrying out the administration of the Plan. You acknowledge that you can request access to your personal information or obtain further information regarding the Corporation’s management practices by contacting the Corporation, and that you can amend such personal information if it is inaccurate, incomplete or out of date.

If you have any questions or concerns with respect to this Restricted Share Grant Letter or the Plan please contact ________________.

Yours truly,

AUGUSTA RESOURCE CORPORATION

Per:
Authorized Signatory

The undersigned hereby agrees to be bound by the terms and conditions set out in this Restricted Share Grant Letter

_________________________________________

Name of Participant

_________________________________________

Signature of Participant

Date:  ____________________________________

Exhibit A

Section 83(b) Election

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treasury Regulation Section 1.83-2.

The taxpayer who performed the services is:

Name:

Address:

Taxpayer Identification Number: ___________________________/

The property with respect to which the election is being made is ______________ shares of the common stock of Augusta Resource Corporation.

The property was issued on __________________, _____.

The taxable year in which the election is being made is the calendar year ______.

The Shares were issued to the undersigned taxpayer subject to the following risks of forfeiture: [Set for requirement that taxpayer perform substantial services before the property vests.]

The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $_____ per share.

The amount paid for such property is $ _______ per share.

A copy of this statement was furnished to Augusta Resource Corporation for whom taxpayer rendered the services underlying the transfer of property.

This statement is executed on _______________, _____.

Spouse (if any)	Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her federal income tax returns and must be made within thirty days after the execution date of the Stock Issuance Agreement. This filing should be made by registered or certified mail, return receipt requested. A copy also must be filed with Augusta Resource Corporation. The taxpayer also must retain two copies of the completed form – one for filing with his or her federal and state tax returns for the current tax year and an additional copy for his or her records.